Exhibit 10-AAcc

TECH DATA CORPORATION

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective March 31, 2005)

I.	PLAN PURPOSE.

Tech Data Corporation (the “Company”) hereby amends and restates in its entirety the Executive Severance Plan (originally adopted effective August 1, 2000 as the “Senior Management Severance Plan”) (referred to in this document as the “Plan”). This restatement is effective March 31, 2005. The purpose of the Plan is to provide severance benefits to eligible employees solely in the event of a Company-initiated separation for reasons other than gross misconduct.

II.	PLAN INTERPRETATION.

The Plan is intended to be a “top hat” welfare benefit plan, that is, an unfunded plan maintained by the Company to provide welfare benefits to a select group of management or highly compensated employees, as that term is defined in Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Plan will be interpreted and administered consistent with the top hat provisions of Title I of ERISA.

III.	ELIGIBILITY AND PARTICIPATION IN THE PLAN.

An employee will be eligible to participate in the Plan if he or she satisfies all of the following requirements:

1.	The employee works for either (i) the Company, or (ii) any one of the Company’s U.S. based subsidiaries or affiliates that have adopted this Plan with the permission of the Plan Administrator (as defined in Article V below). The list of subsidiaries and affiliates that have adopted this Plan is set forth in Attachment A to this Plan that may be updated from time to time. The Company and each of the participating subsidiaries and affiliates are referred to in this Plan as the “Employer.”

2.	The employee holds a position with the Employer with a title of Director or above.

3.	The employee is a member of a “select group of management or highly compensated employees,” within the meaning of Title I of ERISA, as determined by the Plan Administrator.

Eligible employees will commence participation in the Plan as of the date stated in the written notification (the “Termination Notice”) that the Employer provides to the employee. The Termination Notice will document the Employer’s intent to initiate the termination of the employee based on factors other than the employee’s gross misconduct. Notwithstanding anything to the contrary herein, however, an employee’s eligibility for and the amount of any benefits payable under the Plan shall be superseded by the terms of any written agreement between the Employer and the employee that specifically refers to the Plan.

IV.	PLAN SPECIFICS.

Employees who have been provided with the Termination Notice as specified in Article III above (hereafter referred to as “Participants”), and who are terminated from employment with the Employer as provided in the Termination Notice, will receive benefits in accordance with the following:

1.	Severance Payments.

(a) Eligibility. To be eligible to receive severance payments (“Severance Payments”) under this Plan, a Participant must first sign a Separation Agreement and General Release that will be provided to the Participant prior to the Participant’s date of termination of employment with Employer (the “Termination Date”).

(b) Period of Severance Payments. An eligible Participant will receive Severance Payments for a specified number of months following the Participant’s Termination Date. The number of months of Severance Payments for any Participant will be based on (i) the Participant’s job title with the Employer, and (ii) the Participant’s aggregate number of Years of Service (as defined below) with the Employer, as set forth in the following table:

Number of Months of Severance Benefits
Tier	Title of Participant*	Years of Service
		< 2	2-5	> 5
0	Chief Executive Officer	18	21	24
1	President, Worldwide Operations, or Executive Vice President and Chief Financial Officer	18	21	24
2	Executive Vice President, Chief Information Officer, or President, Americas	15	18	21
3	Corporate Vice President or Senior Vice President	9	12	15
4	Vice President	6	9	12
5	Director	3	6	9

*	Titles are representative and may change from time to time. The tier will be determinative as to the severance period.

Severance Payments will be paid for the period (the “Benefits Period”) commencing on the Termination Date and ending on the date which falls on the same day as the Termination Date in the calendar month that is the specified number of months after the month containing the Termination Date. For example, a Tier 4 Participant with 3 Years of Service will be entitled to 9 months of Severance Payments, and if this Participant’s Termination Date is February 23 in a particular calendar year, Severance Payments will be made for the period beginning on February 23 and ending on November 23 in the same calendar year.

For purposes of determining a Participant’s Severance Payments, the term “Years of Service” shall mean the following:

(1)	A Participant’s Years of Service will be the whole number of years of the Participant’s continuous employment with the Employer, measured from the Participant’s original date of hire with the Employer, with a Year of Service being credited on each succeeding anniversary of the Participant’s date of hire. Partial years are not credited.

(2)	In the event a Participant terminates employment with the Employer, and then is reemployed by the Employer no later than 6 months after the date the Participant terminates employment, the gap in employment will be ignored, and the Participant will be deemed to have been continuously employed with the Employer from the Participant’s original date of Employment. If a Participant who terminates employment with the Employer is rehired more than 6 months after the date the Participant terminates employment, all previously credited Years of Service will be forfeited, and the Participant will be credited with Years of Service beginning on the date of reemployment, in accordance with Paragraph (1) above.

(c) Amount of Severance Payments. For each day during the Benefits Period, an eligible Participant will be entitled to the Participant’s daily rate of base pay. This daily rate is determined by taking the Participant’s annual rate of base pay as of the Termination Date, and dividing it by the number of days (365 or 366) in the calendar year containing the Termination Date.

(d) Payment of Severance Payments. As of each bi-weekly pay date during the Benefits Period, an eligible Participant will receive payment of the Severance Payments that had accrued since the prior pay date, or in the case of the first Severance Payment, since the Participant’s Termination Date. If there are unpaid Severance Payments at the end of the Benefit Period, the Participant shall be paid the remaining Severance Payments on the first pay date following the Benefits Period. All payments of Severance Payments shall be subject to applicable withholding and employment taxes.

2.	Annual Incentive Plan

Participants involuntarily terminated for reasons other than a reduction in force (RIF) or gross misconduct will receive the components of the senior management bonus program that are based on corporate level performance, as established and subsequently updated by the Board of Directors of the Company or a committee of the Board. These components will be prorated through the Participant’s Termination Date. The portion of the incentive subject to proration will be based on the lesser of (i) the actual payout of the annual incentive, or (ii) a 100% payout of the annual incentive. The Participant’s prorated incentive will be paid at the time earned incentives are paid to continuing executive employees.

Participants involuntarily terminated as part of a RIF will receive the Key Performance Indicator (KPI) qualitative and quantitative metrics and the corporate level performance portions as provided in the paragraph above. The KPI portion will be based upon actual payout results for the calculation period ending on or next following the commencement of the Severance Period. The KPI components will be prorated through the Participant’s Termination Date. The portion of the incentive subject to proration will be based on the lesser of (i) the actual payout of the annual incentive, or (ii) a 100% payout of the annual incentive. The Participant’s prorated incentive will be paid at the time earned incentives are paid to continuing executive employees.

Following the Termination Date, Participants will not receive any further opportunity to participate in any portion of the senior management bonus program for the current or prospective fiscal year.

3.	Long-Term Incentive Plans.

This Plan does not provide any separate terms for the administration and determination of eligibility or payments under the Employer’s long-term incentive plans. The underlying agreements and the actual provisions of those long-term incentive plans will govern any payment or vesting.

4.	No Other Employer Provided Compensation and Benefits.

Except as otherwise specifically provided in this Plan, a Participant’s receipt of Plan benefits will not thereby entitle the Participant to any other compensation or benefits provided to employees or former employees of the Employer, including but not limited to bonuses, health care coverage, and other welfare benefits. This Section 4 will not affect any rights a Participant may have to benefits independent of this Plan, for example, COBRA health care continuation coverage.

5.	Termination upon Death

All benefits provided to a Participant under this Plan shall terminate in the event of the death of a Participant at any time while receiving Plan benefits.

V.	ADMINISTRATION.

The Employer will pay for the benefits provided by this Plan from the general assets of the Employer under the circumstances set forth herein.

This Plan will be administered by the Chairman and CEO and the Senior Vice President, Human Resources of the Company (or their designees) (hereafter collectively “Plan Administrator”).

The Plan Administrator has complete and sole discretion and authority to interpret the terms of the Plan and has sole discretion and authority to determine questions of eligibility and amount of Severance Payments and any other benefits contemplated herein, if any, due under the Plan.

The Company reserves the right to modify and/or discontinue this Plan. Any modification or termination of the Plan will be communicated to all eligible employees affected by such action.

VI.	CLAIMS PROCEDURE.

A Participant or his or her duly authorized representative (“Claimant”) may file a claim for a benefit under the Plan, and may appeal the denial of a claim. All claims and appeals should be filed directly with the Plan Administrator. The Plan Administrator will decide claims in a consistent manner with respect to similarly situated Claimants. All decisions will be made in accordance with the provisions of the Plan and Department of Labor Regulations Section 2560.503-1 (the “Regulation”).

The Plan Administrator will notify the Claimant of its decision with respect to a claim in writing or electronically. The notification will be written in a manner calculated to be understood by the Claimant. If the claim is wholly or partially denied, the notification will contain (i) specific reasons for the denial, (ii) specific reference to the pertinent provisions of the Plan upon which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary, and (iv) an explanation of the steps to be taken if the Claimant wishes to submit a request for review of the claim, as set forth below. The notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances make it impossible to decide the claim within 90 days and the Plan Administrator notifies the Claimant in writing of the extension prior to the end of the first 90-day period). If a decision is not provided within the 90 or 180-day period, the claim will be considered denied as of the last day of such period and the Claimant may request a review of the claim, as provided below.

Within 60 days after the date the Claimant is notified of a denied claim (or, if applicable, within 60 days after the date on which the claim is treated as denied), the Claimant may file a written request with the Plan Administrator for a review of the denied claim. The Claimant may also make a written request for access to and copies of pertinent documents in the possession of the Plan Administrator, free of charge. The Claimant may submit with the written request for review comments, documents, records and other information, and those materials will be considered by the Plan Administrator, regardless of whether they were submitted with or considered in the initial benefit determination. The Plan Administrator will notify the Claimant of its decision in writing or electronically. The notification will be written in a manner calculated to be understood by the Claimant. If the claim is wholly or partially denied, the notification will contain (i) specific reasons for the denial, and (ii) specific reference to the pertinent provisions of the Plan upon which the denial is based. The notification will be given within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to the Claimant within the initial 60-day period). If a decision is not provided within the 60 or 120-day period, the claim will be considered denied. Upon a final adverse determination on review, the Claimant will be permitted to bring a civil action under ERISA Section 502(a).

VII.	SUCCESSOR EXCLUSION.

This Plan will not provide any benefits in the event of a transaction involving a corporate sale or a legal or organizational restructuring of the Company or any other legal entity comprising the Employer, or for intercompany transfers of an employee among the Company, any of its subsidiaries, or any of the entities comprising the Employer.

VIII.	PLAN YEAR.

The Plan operates on a calendar year basis.

* * * * * * * *

The Plan, as amended and restated effective March 31, 2005, has been executed by an officer of the Company this 26th day of May, 2005.

TECH DATA CORPORATION

By:	/s/ Lawrence W. Hamilton

Its:	SVP, HR

ATTACHMENT A TO THE

TECH DATA CORPORATION

EXECUTIVE SEVERANCE PLAN

The following legal entities have adopted this Plan as an Employer as that term is used in the Plan for purposes of determining eligibility of employees to participate in the Plan:

Tech Data Corporation

Tech Data Product Management, Inc.

Tech Data Education, Inc.

Tech Data Tennessee, Inc.

Tech Data Resources, LLC